Exhibit (d)(11)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify CWP Enhanced Dividend Income ETF

Amplify CWP Growth & Income ETF

Amplify CWP International Enhanced Dividend Income ETF